UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 9, 2008

Ladenburg Thalmann Financial Services Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	001-15799	650701248
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4400 Biscayne Blvd., 12th Floor, Miami, Florida		33137
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 409-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 9, 2008, Ladenburg Thalmann Financial Services Inc. ("Company") entered into a definitive merger agreement ("Merger Agreement") with Triad Advisors, Inc. ("Triad"), a leading independent broker-dealer and investment advisor, based in Norcross, Georgia.

Summary of Merger Agreement Terms:

Form of Transaction. Triple Acquisition Inc., a newly-formed, wholly-owned subsidiary of the Company, will merge with and into Triad (the "Merger"), with Triad remaining as the surviving corporation and a wholly-owned subsidiary of the Company.

Merger Consideration. All outstanding shares of Triad’s common stock will be converted into the right to receive at the Merger closing an aggregate of $7.5 million in cash and $12.5 million in Company common stock, which will be subject to certain transfer restrictions. In addition, Triad's shareholders will receive $2 million in Company common stock as reimbursement for Triad's net worth of approximately $3.5 million and the Company will issue to Triad's shareholders a three-year $5 million promissory note bearing interest at 2.5% per annum and payable quarterly (the "Note"). In the event that Triad meets certain profit targets during the three-year period following the Merger closing, the Company will also pay up to $15 million to Triad's shareholders ("Additional Contingent Consideration"), half of which would be payable in Company common stock. For purposes of determing the number of shares of Company common stock to be issued in payment of the stock portion of the consideration, the parties will use a stock price of $1.814 per share. Accordingly, approximately 8 million shares of Company common stock will be issued at closing and up to approximately 4.1 million additional shares of Company common stock may be issued in payment of the stock portion of the Additional Contingent Consideration.

Other Terms and Conditions. The Merger Agreement contains customary representations and warranties of the parties. The Merger Agreement also contains customary covenants and agreements, including with respect to the operation of Triad's business between signing and closing and non-solicitation of acquisition proposals. The Company is entitled to setoff for indemnification claims against the Note and any Additional Contingent Consideration. The Company has agreed to pledge the stock of Triad to Triad's shareholders pursuant to a pledge agreement as security for the payment of the Note. The Note will contain customary events of default, which if uncured, will entitle the Note holders to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Note.

Closing Conditions. The completion of the Merger is subject to regulatory approvals and normal and customary closing conditions. Triad's shareholders unanimously approved the Merger Agreement. Approval of the Company's shareholders is not required. The Company currently expects to complete the Merger in the third quarter of 2008.

Registration Statement:

The Company has agreed to file a registration statement for the resale of the Company common stock to be issued in the Merger.

The above description of the Merger Agreement does not purport to be a complete statement of the parties' rights and obligations thereunder and the transactions contemplated thereby. The above description of the Merger Agreement is qualified by reference to the full text of the agreement attached hereto and incorporated herein by reference. In addition, the press release issued by the Company on July 10, 2008 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated by reference herein. The shares of the Company's common stock to be issued under the Merger Agreement are being issued in reliance on an exemption from registration afforded by Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

On May 2, 2008, the Company issued 250,000 shares of its common stock to the former partners of Punk Ziegel & Company, L.P. ("Punk Ziegel") as partial consideration in a merger transaction in which Punk Ziegel merged with and into Ladenburg Thalmann & Co. Inc., a subsidiary of the Company. The shares of the Company's common stock issued in the Punk Ziegel transaction were issued in reliance on an exemption from registration afforded by Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No -- Description

2.1 -- Agreement and Plan of Merger dated as of July 9, 2008 by and among Ladenburg Thalmann Financial Services Inc., Triple Acquisition Inc., Triad Advisors, Inc. and the shareholders of Triad Advisors, Inc.

99.1 -- Press release dated July 10, 2008 issued by Ladenburg Thalmann Financial Services Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ladenburg Thalmann Financial Services Inc.

July 10, 2008	By:	/s/ Brett Kaufman

Name: Brett Kaufman
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of July 9, 2008 by and among Ladenburg Thalmann Financial Services Inc., Triple Acquisition Inc., Triad Advisors, Inc. and the shareholders of Triad Advisors, Inc.
99.1	Press release dated July 10, 2008 issued by Ladenburg Thalmann Financial Services Inc.